Exhibit 99.2

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
AVNET ANNOUNCES CASH TENDER OFFER FOR UP TO $250 MILLION OF ITS OUTSTANDING 8.00% NOTES
Phoenix, AZ – August 15, 2005 – Avnet, Inc. (NYSE:AVT) today announced that it has commenced a cash tender offer for up to $250 million in aggregate principal amount of its outstanding 8.00% Notes due November 15, 2006. There is currently $400 million in principal amount of the 8.00% Notes outstanding. The tender offer will expire at 5:00 p.m., New York City time, on Tuesday, September 13, 2005, unless extended or terminated by Avnet. The tender offer is conditioned upon, among other things, financing.
The tender offer is made upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 15, 2005. Under the terms of the offer, Avnet will purchase up to $250 million in aggregate principal amount of validly tendered 8.00% Notes at a price of $1,045.00 per $1,000.00 principal amount, plus accrued and unpaid interest up to, but not including, the day of payment for the notes. If 8.00% Notes having an aggregate principal amount of more than $250 million are validly tendered, Avnet will purchase $250 million in aggregate principal amount on a prorate acceptance basis. Avnet expects to make payment for all notes validly tendered and accepted for purchase promptly following the expiration of the tender offer. Tenders of the 8.00% Notes may be withdrawn at any time prior to the expiration of the tender offer.
Banc of America Securities LLC and Credit Suisse First Boston LLC are acting as the dealer managers in connection with the tender offer. The Information Agent and Depositary for the tender offer is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related offering materials are available by contacting Global Bondholder Services Corporation at (866) 470-3700. Persons with questions regarding the tender offers should contact Banc of America Securities LLC’s Liability Management Group at either (704) 388-2605 or (866) 475-9886 or Credit Suisse First Boston LLC’s Liability Management desk at either (212) 325-3175 or (800) 820-1653.
This press release is neither an offer to purchase nor a solicitation of acceptance of the offer to purchase, which may only be made pursuant to the terms of the Offer to Purchase and related Letter of Transmittal.
Forward-Looking Statements
This press release contains certain “forward-looking statements.” The forward-looking statements herein include words such as “will,” “expect,” “intend,” “would,” “should,” and “estimate.” These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements.
Additional Information
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet and Memec generated combined revenue in excess of $13 billion in the past year through sales in 69 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com